Filed Pursuant to Rule 433

Registration No. 333-220267

February 5, 2018

Supplementing the Preliminary

Prospectus Supplement dated February 5, 2018

(To Prospectus dated August 30, 2017)

MPLX LP

Final Pricing Terms

February 5, 2018

$500,000,000 3.375% Senior Notes due 2023

$1,250,000,000 4.000% Senior Notes due 2028

$1,750,000,000 4.500% Senior Notes due 2038

$1,500,000,000 4.700% Senior Notes due 2048

$500,000,000 4.900% Senior Notes due 2058

Issuer:	MPLX LP
Net proceeds (before expenses) to the Issuer:	$5,417,525,000
Trade Date:	February 5, 2018
Settlement Date*:	February 8, 2018 (T+3)
Ratings**:	Baa3/BBB/BBB-

$500,000,000 3.375% Senior Notes due 2023

Size:	$500,000,000
Maturity Date:	March 15, 2023
Coupon:	3.375%
Price to Public:	99.931%
Yield to Maturity:	3.389%
Spread to Benchmark Treasury:	+90 bps
Benchmark Treasury:	2.375% due January 31, 2023
Benchmark Treasury Yield:	2.489%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2018, to holders of record at the close of business on the preceding March 1 and September 1, respectively
Make-Whole Call:	T+15 bps (at any time before February 15, 2023)
Par Call:	At any time on or after February 15, 2023
CUSIP / ISIN:	55336V AQ3 / US55336VAQ32

$1,250,000,000 4.000% Senior Notes due 2028

Size:	$1,250,000,000
Maturity Date:	March 15, 2028
Coupon:	4.000%
Price to Public:	99.551%
Yield to Maturity:	4.054%
Spread to Benchmark Treasury:	+130 bps
Benchmark Treasury:	2.250% due November 15, 2027
Benchmark Treasury Yield:	2.754%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2018, to holders of record at the close of business on the preceding March 1 and September 1, respectively
Make-Whole Call:	T+20 bps (at any time before December 15, 2027)
Par Call:	At any time on or after December 15, 2027
CUSIP / ISIN:	55336V AR1 / US55336VAR15

$1,750,000,000 4.500% Senior Notes due 2038

Size:	$1,750,000,000
Maturity Date:	April 15, 2038
Coupon:	4.500%
Price to Public:	98.811%
Yield to Maturity:	4.590%
Spread to Benchmark Treasury:	+155 bps
Benchmark Treasury:	2.750% due August 15, 2047
Benchmark Treasury Yield:	3.040%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2018, to holders of record at the close of business on the preceding April 1 and October 1, respectively
Make-Whole Call:	T+25 bps (at any time before October 15, 2037)
Par Call:	At any time on or after October 15, 2037
CUSIP / ISIN:	55336V AM2 / US55336VAM28

$1,500,000,000 4.700% Senior Notes due 2048

Size:	$1,500,000,000
Maturity Date:	April 15, 2048
Coupon:	4.700%
Price to Public:	99.348%
Yield to Maturity:	4.740%
Spread to Benchmark Treasury:	+170 bps
Benchmark Treasury:	2.750% due August 15, 2047
Benchmark Treasury Yield:	3.040%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2018, to holders of record at the close of business on the preceding April 1 and October 1, respectively
Make-Whole Call:	T+25 bps (at any time before October 15, 2047)
Par Call:	At any time on or after October 15, 2047
CUSIP / ISIN:	55336V AN0 / US55336VAN01

$500,000,000 4.900% Senior Notes due 2058

Size:	$500,000,000
Maturity Date:	April 15, 2058
Coupon:	4.900%
Price to Public:	99.289%
Yield to Maturity:	4.940%
Spread to Benchmark Treasury:	+190 bps
Benchmark Treasury:	2.750% due August 15, 2047
Benchmark Treasury Yield:	3.040%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2018, to holders of record at the close of business on the preceding April 1 and October 1, respectively
Make-Whole Call:	T+30 bps (at any time before October 15, 2057)
Par Call:	At any time on or after October 15, 2057
CUSIP / ISIN:	55336V AP5 / US55336VAP58

Joint Global Coordinators and Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Mizuho Securities USA LLC

Joint Book-Running Managers:

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

Comerica Securities, Inc.

Fifth Third Securities, Inc.

The Huntington Investment Company

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

The Williams Capital Group, L.P.

*	It is expected that delivery of the notes will be made, against payment for the notes, on or about February 8, 2018, which will be the third business day following the pricing of the notes. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement will be required, because the notes initially will settle within three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade on the date of the prospectus supplement should consult their own legal advisors.
**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone: 1-800-294-1322 (toll-free), email: dg.prospectus_requests@baml.com; Barclays Capital Inc., telephone: 1-888-603-5847; Mizuho Securities USA LLC, telephone: 1-866-271-7403; J.P. Morgan Securities LLC, telephone: (212) 834-4533 (collect); MUFG Securities Americas Inc., telephone: 1-877-649-6848; or Wells Fargo Securities, LLC, telephone: 1-800-645-3751 (toll-free).

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.